SOUTHERN SECURITY BANK CORPORATION
                   BOARD OF DIRECTORS MEETING : June 6, 1997

The meeting was called to order by Chairman Modder for Southern Security Bank Corp. Present were Philip C. Modder, Chairman; James L. Wilson, President;
Timothy S. Butler, Director; Eugene Strasser, Director. R.D. Butler, Jr., Director and Harold C. Friend, Director, contacted via telephone. After lengthy discussions regarding the renewal of the employment agreements for Philip C. Modder and James L. Wilson, it was by unanimous vote of the Directors voting [Modder and Wilson not voting due to conflict of interest], it is resolved that, subject to Federal Reserve Bank regulatory approval:

1) A $357,072 portion of the $570,037 funds owed Philip C. Modder and James L. Wilson, "Executives" (the portion equiting to $178,536 owed each Modder and Wilson in back wages, unpaid benefits, and $150,000 by two notes held thereby) will be exchanged for shares of Class-A common stock computed at a premium of 110% of book value per share of the company as of 6/30/97. This represents approximately 1,687,645 shares each for Modder and Wilson, 3,375,290 shares in total. Upon consummation of this exchange Modder remains due the $212,965 portion of the $391,501 in accrued and unpaid wages and benefits owed Modder, through 6/30/97. This will not be documented as a note; however, this fact may be contained in a footnote in the financial statements of the company.

2) Modder and Wilson each agree to modify their employment contracts held with the Company, with regard to the salary obligation to $175,000 each, per year beginning on 7/1/97, adjusted annually by the greater of 5% or the CPI, consumer price index; however, any unpaid salary and/or benefits recited in these employment contracts, at the election of each executive, may exchange any portion or all of any unpaid salary and/or benefits acccrued to the benefit of the executive, for Class-A Common Stock at the exchange rate of 100% of the then book value of the Company's Stock, as determined by most recent previously issued 6 month financial statement, either the unaudited June 30th or the audited December 31st; After each such exchange [common stock for unpaid and accrued salary and/or benefits] the Company shall pay to each executive no later than when due by the then IRS code, a tax incentive bonus equal to any personal income tax liability for each Modder and Wilson, that may result, because of any said exchanges for relief of debt owed by the Company to Modder and/or Wilson, that may result, because of any said exchanges for relief of debt owed by Company to Modder and/or Wilson, above mentioned.

3) In exchange for the reduced salary and reduced percentage of increases, and as an incentive for Modder and Wilson as key company Executivies, the Company will provide Modder and Wilson with 10-year term [10 years from the date of granting] Class-A Common Stock Options with an Option Price established at 110% of the then per-share book value when granted [a 10% premium], a quantity of Class-A Common Stock Options in the amount of 6% for Modder and 6% for Wilson of the then total of all classes of capital stock issued and outstanding, accruing and being credited to each Modder and Wilson, semi-annually on July 1st and January 1st of each year, the first such granting to begin on 7/1/97, and occurring every 6 months thereafter until at the end of the five year period a total of 12% of the then issued and outstanding of all classes of stock have been granted thereto, 6% each. These Options are in addition to any previously granted options to Modder and Wilson. For example, on July 1, 1997, if the Company had a total of 14,713,435 shares of all classes of stock issued and outstanding [including those shares owned by Modder and Wilson], then Modder and Wilson would each be granted 88,280 options [math; 14,713,435 x {0.06/10}=88,280 options, rounded off, no fractional options granted] for Class-A common stock, expiring 10 years from 7/1/97, and with an option price equating to 110% of the book value per share [$0.09617x1.10=$0.10579] of the company as of 6/30/97. In the event additional shares of the company's capital stock are issued as a result of any public or private offering[s] or due to Merger[s] and/or acquisition[s] of the company with another company[s], Modder and Wilson will immediately each be granted in bulk, at the consummation of each such Merger, Acquisition, Public/Private sale of the company's capital stock, additional 10-year options, priced at 110% of the then book value of the company's stock, as determined by most recent previously issued 6 month financial statement, either the unaudited June 30th or the audited December 31st, such that Modder and Wilson will each have Class-A common stock options granted representing exactly 6% for Modder and 6% for Wilson, of the total of all classes of the issued and outstanding shares of the company's capital stock, for Class-A common stock options that have been granted from 7/1/97 through to the date of each such occurrence. Any Options granted to Modder and Wilson prior to 7/1/97 are excluded from the computation of this new 1997 Stock Option Plan granting arrangement.

4) The Company agrees to pay to Modder and Wilson, when due to the IRS, however, no later than April 15th of each calendar year, a tax incentive bonus equal to the personal income tax liability for each Modder and Wilson, that may result, because of any Stock Options granted or Class-A common stock being granted, or of the exchange of Class-A company capital stock for relief of debt owed by the Company to the executives, above mentioned, when each such event[s] are consummated.
                                             SOUTHERN SECURITY BANK CORPORATION

                                             PHILIP C. MODDER, CHAIRMAN & CEO
                                             s/ Philip C. Modder